Exhibit 99.1

Bristol-Myers Squibb Reports Third Quarter 2014 Financial Results

•	Posts Third Quarter GAAP EPS of $0.43 and Non-GAAP EPS of $0.45

•	Achieves Significant Regulatory Milestones for PD-1 Inhibitor Opdivo

•	Launches Daklinza-Based Regimens for HCV Patients in Japan and Europe

•	Adjusts 2014 GAAP EPS Guidance Range to $1.15 - $1.25 and Confirms Non-GAAP EPS Guidance Range of $1.70 - $1.80

NEW YORK (October 24, 2014) - Bristol-Myers Squibb Company (NYSE:BMY) today reported strong financial results for the third quarter of 2014, adjusted 2014 GAAP guidance and confirmed 2014 non-GAAP guidance. The quarter was highlighted by strong performance by key brands, significant data and regulatory milestones for Opdivo, the launch of the company’s hepatitis C regimens in Japan and Europe and the completion of several business development transactions supporting the company’s oncology portfolio.

“Our financial results in the third quarter reflect our continued focus on balancing long-term growth with short-term performance, as we achieved significant progress in our pipeline and saw strong in-market performance for key products including Eliquis,Yervoy, Sprycel and Orencia,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “We continue to build a solid foundation for our future as a Diversified Specialty BioPharma by advancing our own R&D efforts and investing in strategic business development to build a sustainable pipeline.”

	Third Quarter
$ amounts in millions, except per share amounts
	2014	2013	Change
Total Revenues	$3,921	$4,065	(4)%
GAAP Diluted EPS	0.43	0.42	2%
Non-GAAP Diluted EPS	0.45	0.46	(2)%

THIRD QUARTER FINANCIAL RESULTS

•
Bristol-Myers Squibb posted third quarter 2014 revenues of $3.9 billion, a decrease of 4% compared to the same period a year ago. Excluding the divested Diabetes Alliance, global revenues increased 7%.

•	U.S. revenues decreased 3% to $2.0 billion in the quarter compared to the same period a year ago. International revenues decreased 4%.

•	Gross margin as a percentage of revenues was 74.3% in the quarter compared to 71.1% in the same period a year ago.

•	Marketing, selling and administrative expenses increased 5% to $1.0 billion in the quarter.

•	Advertising and product promotion spending decreased 12% to $171 million in the quarter.

•	Research and development expenses increased 10% to $983 million in the quarter.

•	The effective tax rate on earnings before income taxes was 27.4% in the quarter, compared to 15.4% in the third quarter last year.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $721 million, or $0.43 per share, in the quarter compared to $692 million, or $0.42 per share, a year ago.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $750 million, or $0.45 per share, in the third quarter, compared to $768 million, or $0.46 per share, for the same period in 2013. Among other specified items, the non-GAAP earnings in the current period exclude a $0.07 per share impact of additional charges related to the Branded Prescription Drug Fee resulting from the issuance of final rules by the IRS. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $11.5 billion, with a net cash position of $3.9 billion, as of September 30, 2014.

THIRD QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global sales in the third quarter included Eliquis, which grew by $175 million, Yervoy, which grew 47%, Sprycel, which grew 22%, Orencia, which grew 18%, and Daklinza and Sunvepra, which had combined sales of $49 million.

Opdivo

•	In September, the company announced multiple regulatory milestones for Opdivo (nivolumab), an investigational PD-1 immune checkpoint inhibitor, in the U.S. and European Union (EU):

◦
In the U.S., the Food and Drug Administration (FDA) has accepted for priority review the Biologics License Application for previously treated advanced melanoma and set a Prescription Drug User Fee Act decision goal date of March 30, 2015. The FDA granted Opdivo Breakthrough Therapy designation for this indication. Bristol-Myers Squibb has proposed the name Opdivo, which, if approved by health authorities, will serve as the trademark for nivolumab.

◦
In the EU, the European Medicines Agency (EMA) has validated for review the Marketing Authorization Applications for nivolumab in non-small cell lung cancer - the first completed regulatory submission for a PD-1 immune checkpoint inhibitor in this tumor type - and in advanced melanoma. The application for advanced melanoma was granted accelerated assessment by the EMA’s Committee for Medicinal Products for Human Use.

•
Also in September, at the European Society for Medical Oncology Congress in Madrid, the company announced positive results from CheckMate -037, a Phase III randomized, controlled open-label study of Opdivo versus investigator’s choice chemotherapy (ICC) in patients with advanced melanoma who were previously treated with Yervoy. Based on a planned interim analysis of the co-primary endpoint, the objective response rate was 32% (95% CI = 24, 41) in the Opdivo arm (n=120) and 11% (95% CI = 4, 23) in the ICC reference arm (n=47) in patients with at least six months of follow up. The majority (95%) of responses were ongoing in the Opdivo arm and the median duration of response was not reached.

Eliquis

•
In August, the company and its partner, Pfizer, announced that the FDA approved a Supplemental New Drug Application for Eliquis for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE), and for the reduction in the risk of recurrent DVT and PE following initial therapy.

•
In July, the company and its partner, Pfizer, announced that the European Commission (EC) approved Eliquis for the treatment of DVT and PE, and the prevention of DVT and PE in adults. The approval applies to all EU member states as well as Iceland and Norway.

•
In August, at the European Society of Cardiology Congress in Barcelona, Spain, the company and its partner, Pfizer, announced results of a pre-specified secondary analysis of the Eliquis Phase III AMPLIFY-EXT trial. The analysis evaluated clinical and demographic predictors of all-cause hospitalization in patients with VTE. Results from this analysis demonstrated that during the 12-month extended treatment of VTE, Eliquis significantly reduced the risk of hospitalization versus placebo. This effect was independent of other variables including renal function, the only other significant predictor of hospitalization in the AMPLIFY-EXT population.

Daklinza

•
In August, the company announced that the EC approved Daklinza (daclatasvir), a potent, pan-genotypic NS5A replication complex inhibitor (in vitro), for use in combination with other medicinal products across genotypes 1, 2, 3 and 4 for the treatment of chronic hepatitis C virus (HCV) infection in adults. The approval allows for the marketing of Daklinza in all 28 EU member states.

Asunaprevir

•
In October, the company announced that it will not pursue FDA approval of the dual regimen of daclatasvir and asunaprevir for the treatment of HCV genotype 1b patients in the U.S. and has withdrawn its New Drug Application for asunaprevir, an NS3/4A protease inhibitor. The company will continue to pursue FDA approval for daclatasvir, which is currently being investigated globally in multiple treatment regimens for HCV patients with high unmet needs.

Sustiva

•
In October, the company announced that it has successfully resolved all outstanding U.S. patent litigation relating to efavirenz, an active ingredient contained in our Sustiva (efavirenz) and Atripla (efavirenz/emtricitabine/tenofovir disoproxil fumarate) products, and that loss of patent exclusivity in the U.S. for efavirenz is not expected to occur until December 2017.

THIRD QUARTER FINANCIAL UPDATE

In September, the company announced that it will settle $1.4 billion in pension obligations through the purchase of a group annuity contract from The Prudential Insurance Company of America (Prudential) for approximately 8,000 U.S. retirees and their beneficiaries who started receiving their monthly retirement benefit payments on or before June 1, 2014. The transaction reduces risk in the retirement plan and better manages the ongoing variations in cost associated with its maintenance while entrusting current retirees and their beneficiaries’ pensions to a financial institution with expertise in the long-term management of retirement benefits. The transaction with Prudential is expected to occur in December 2014 and is subject to satisfaction of closing conditions.

THIRD QUARTER BUSINESS DEVELOPMENT UPDATE

•
In October, the company announced a clinical trial collaboration agreement with Janssen and Pharmacyclics to evaluate the safety, tolerability and preliminary efficacy of Opdivo in combination with Janssen and Pharmacyclics’ oral Bruton's tyrosine kinase inhibitor Imbruvica® (ibrutinib) to treat patients with non-Hodgkin lymphoma.

•
In October, the company and The University of Texas MD Anderson Cancer Center announced a clinical research collaboration to evaluate Yervoy, Opdivo and three early-stage clinical immuno-oncology assets as potential treatment options for acute and chronic leukemia as well as other hematologic malignancies.

•
In October, the company announced a clinical trial collaboration with Novartis to evaluate the safety, tolerability and preliminary efficacy of combining Opdivo with three molecularly targeted oncology therapies from Novartis - Zykadia™ (ceritinib), INC280 and EGF816 - to treat non-small cell lung cancer.

•
In August, the company and Celgene Corporation announced the establishment of a clinical trial collaboration to evaluate the safety, tolerability and preliminary efficacy of a combination regimen of Opdivo and Celgene’s nab® technology-based chemotherapy Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in a Phase I study. Multiple tumor types will be explored in the study.

•
In August, the company and Allied Minds announced the formation of Allied-Bristol Life Sciences LLC, a new jointly owned enterprise created to identify and foster research and pre-clinical development of biopharmaceutical innovations from leading university research institutions across the U.S. The new enterprise will focus on converting discoveries from university research institutions into therapeutic candidates for clinical development and, ultimately, approved therapies that address serious diseases.

Abraxane® and nab® are trademarks of Abraxis BioScience LLC, a wholly owned subsidiary of Celgene Corporation.
Imbruvica® is a trademark of Pharmacyclics, Inc.
Zykadia™ is a trademark of Novartis AG.

2014 FINANCIAL GUIDANCE

Bristol-Myers Squibb is adjusting its 2014 GAAP EPS guidance range to $1.15 - $1.25 from $1.50 - $1.60 and confirming its non-GAAP EPS guidance range of $1.70 - $1.80. Both GAAP and non-GAAP guidance assume current exchange rates and that the R&D tax credit will be extended by Congress in 2014. Key 2014 non-GAAP guidance assumptions include:

•Worldwide revenues between $15.2 billion and $15.8 billion.
•Full-year gross margin as a percentage of revenues between 75% and 76%.
•Advertising and promotion expense decreasing in the mid-teen-digit range.
•Marketing, sales and administrative expenses decreasing in the mid-single-digit range.

•Research and development expenses growing in the mid-single-digit range.
•An effective tax rate of 19% - 20%.

The financial guidance for 2014 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2014 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information
This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; net amortization of acquired intangible assets and deferred income related to Amylin; pension settlement charges; significant tax events and additional charges related to the Branded Prescription Drug Fee. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies which take into account assumptions about the continued extension of the R&D tax credit, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.
There will be a conference call on October 24, 2014, at 10:30 a.m. EDT during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing 913-312-0964, confirmation code: 1193919. Materials related to the call will be available at the same website prior to the conference call.
For more information, contact: Laura Hortas, 609-252-4587, laura.hortas@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com, or Ryan Asay, 609-252-5020, ryan.asay@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2014	2013	% Change	2014	2013	% Change
Three Months Ended September 30,
Key Products
Virology
Baraclude	$325	$378	(14)%	$40	$67	(40)%
Hepatitis C Franchise	49	—	N/A	—	—	N/A
Reyataz	338	375	(10)%	169	189	(11)%
Sustiva Franchise	357	389	(8)%	284	259	10%
Oncology
Erbitux(a)	187	183	2%	175	180	(3)%
Opdivo	1	—	N/A	—	—	N/A
Sprycel	385	316	22%	179	134	34%
Yervoy	350	238	47%	191	130	47%
Neuroscience
Abilify(b)	449	569	(21)%	407	378	8%
Immunoscience
Orencia	444	375	18%	292	246	19%
Cardiovascular
Eliquis	216	41	**	113	27	**

Diabetes Alliance	42	432	(90)%	—	308	(100)%

Mature Products and All Other	778	769	1%	118	119	(1)%

Total	3,921	4,065	(4)%	1,968	2,037	(3)%

Total Excluding Diabetes Alliance	3,879	3,633	7%	1,968	1,729	14%

**	In excess of 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2014	2013	% Change	2014	2013	% Change
Nine Months Ended September 30,
Key Products
Virology
Baraclude	$1,100	$1,115	(1)%	$194	$208	(7)%
Hepatitis C Franchise	49	—	N/A	—	—	N/A
Reyataz	1,044	1,167	(11)%	513	582	(12)%
Sustiva Franchise	1,037	1,187	(13)%	778	785	(1)%
Oncology
Erbitux	542	516	5%	511	506	1%
Opdivo	1	—	N/A	—	—	N/A
Sprycel	1,095	915	20%	487	384	27%
Yervoy	942	700	35%	510	429	19%
Neuroscience
Abilify	1,544	1,654	(7)%	1,149	1,084	6%
Immunoscience
Orencia	1,209	1,047	15%	775	698	11%
Cardiovascular
Eliquis	493	75	**	268	49	**

Diabetes Alliance	248	1,228	(80)%	114	920	(88)%

Mature Products and All Other	2,317	2,340	(1)%	335	408	(18)%

Total	11,621	11,944	(3)%	5,634	6,053	(7)%

Total Excluding Diabetes Alliance	11,373	10,716	6%	5,520	5,133	8%

**	In excess of 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net product sales	$2,843	$3,025	$8,420	$9,006
Alliance and other revenues	1,078	1,040	3,201	2,938
Total Revenues	3,921	4,065	11,621	11,944

Cost of products sold	1,007	1,175	2,966	3,346
Marketing, selling and administrative	1,029	980	2,937	3,016
Advertising and product promotion	171	194	521	601
Research and development	983	893	3,345	2,774
Other (income)/expense	(277)	5	(589)	185
Total Expenses	2,913	3,247	9,180	9,922

Earnings Before Income Taxes	1,008	818	2,441	2,022
Provision for Income Taxes	276	126	439	177

Net Earnings	732	692	2,002	1,845
Net Earnings Attributable to Noncontrolling Interest	11	—	11	8
Net Earnings Attributable to BMS	$721	$692	$1,991	$1,837

Earnings per Common Share
Basic	$0.43	$0.42	$1.20	$1.12
Diluted	$0.43	$0.42	$1.19	$1.11

Average Common Shares Outstanding:
Basic	1,658	1,646	1,656	1,643
Diluted	1,670	1,662	1,668	1,659

Other (Income)/Expense

Interest expense	$50	$46	$150	$146
Investment income	(20)	(23)	(71)	(76)
Provision for restructuring	35	6	72	212
Litigation charges/(recoveries)	10	17	19	(5)
Equity in net income of affiliates	(12)	(42)	(81)	(128)
Out-licensed intangible asset impairment	18	—	18	—
Gain on sale of product lines, businesses and assets	(315)	—	(567)	(1)
Other alliance and licensing income	(102)	(31)	(354)	(120)
Pension curtailments, settlements and special termination benefits	28	37	137	138
Other	31	(5)	88	19
Other (income)/expense	$(277)	$5	$(589)	$185

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Accelerated depreciation, asset impairment and other shutdown costs	$36	$—	$120	$—
Amortization of acquired Amylin intangible assets	—	137	—	412
Amortization of Amylin alliance proceeds	—	(68)	—	(202)
Amortization of Amylin inventory adjustment	—	—	—	14
Cost of products sold	36	69	120	224

Additional year of Branded Prescription Drug Fee	96	—	96	—
Process standardization implementation costs	2	4	8	6
Marketing, selling and administrative	98	4	104	6

Upfront, milestone and other payments	65	—	228	—
IPRD impairments	—	—	343	—
Research and development	65	—	571	—

Provision for restructuring	35	6	72	212
Gain on sale of product lines, businesses and assets	(315)	—	(562)	—
Pension curtailments, settlements and special termination benefits	28	37	137	136
Acquisition and alliance related items(a)	39	—	72	(10)
Litigation charges/(recoveries)	10	—	12	(23)
Loss on debt redemption	—	—	45	—
Upfront, milestone and other licensing receipts	—	—	—	(14)
Other (income)/expense	(203)	43	(224)	301

Increase/(decrease) to pretax income	(4)	116	571	531
Income tax on items above	33	(40)	(248)	(191)
Increase to net earnings	$29	$76	$323	$340

(a) Includes $16 million of additional year of Branded Prescription Drug Fee.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited, dollars in millions)

Three Months Ended September 30, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,914	$36	$2,950
Marketing, selling and administrative	1,029	(98)	931
Research and development	983	(65)	918
Other (income)/expense	(277)	203	(74)
Effective Tax Rate	27.4%	(3.2)%	24.2%

Three Months Ended September 30, 2013	GAAP	Specified Items*	Non GAAP
Gross Profit	$2,890	$69	$2,959
Marketing, selling and administrative	980	(4)	976
Research and development	893	—	893
Other (income)/expense	5	(43)	(38)
Effective Tax Rate	15.4%	2.4%	17.8%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited, dollars in millions)

Nine Months Ended September 30, 2014	GAAP	Specified Items*	Non GAAP
Gross Profit	$8,655	$120	$8,775
Marketing, selling and administrative	2,937	(104)	2,833
Research and development	3,345	(571)	2,774
Other (income)/expense	(589)	224	(365)
Effective Tax Rate	18.0%	4.8%	22.8%

Nine Months Ended September 30, 2013	GAAP	Specified Items*	Non GAAP
Gross Profit	$8,598	$224	$8,822
Marketing, selling and administrative	3,016	(6)	3,010
Research and development	2,774	—	2,774
Other (income)/expense	185	(301)	(116)
Effective Tax Rate	8.8%	5.6%	14.4%

*	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net Earnings Attributable to BMS used for Diluted EPS Calculation - GAAP	$721	$692	$1,991	$1,837
Less Specified Items*	29	76	323	340
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$750	$768	$2,314	$2,177

Average Common Shares Outstanding – Diluted	1,670	1,662	1,668	1,659

Diluted Earnings Per Share — GAAP	$0.43	$0.42	$1.19	$1.11
Diluted EPS Attributable to Specified Items	0.02	0.04	0.20	0.20
Diluted Earnings Per Share — Non-GAAP	$0.45	$0.46	$1.39	$1.31

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF SEPTEMBER 30, 2014 AND JUNE 30, 2014
(Unaudited, dollars in millions)

	September 30, 2014	June 30, 2014
Cash and cash equivalents	$4,851	$4,282
Marketable securities - current	2,370	2,893
Marketable securities - long term	4,328	3,876
Cash, cash equivalents and marketable securities	11,549	11,051
Short-term borrowings and current portion of long-term debt	(401)	(365)
Long-term debt	(7,267)	(7,372)
Net cash position	$3,881	$3,314